Exhibit 99.1

PURE WITHDRAWS FOOD CONTACT NOTIFICATION FOR SDC

ANTIMICROBIAL USE IN RAW POULTRY PROCESSING

— Use of EPA Approved PURE® Hard Surface Disinfectant

Not Effected By FDA Review —

SAN DIEGO, Calif., (November 10, 2014) – PURE Bioscience, Inc. (OTCQB: PURE), creator of the patented silver dihydrogen citrate (SDC) antimicrobial, today announced that it has withdrawn the Food Contact Notification (FCN) it submitted to the U.S. Food and Drug Administration (FDA) in July 2014 for the use of SDC in raw poultry processing. PURE had submitted the FCN based on test results demonstrating that the SDC use provided a material significant reduction in Salmonella contamination in raw poultry.

The Company decided to withdraw its FCN, without prejudice, following its receipt of a Deficiency Letter from the FDA stating that the agency has developed new data that is currently under review. That data calls into question the long established safety levels of the cumulative dietary intake of silver in the US resulting from the food contact uses the agency had previously approved. As a result, the FDA indicated that it would not approve PURE’s FCN absent new data or additional information that adequately addresses its new toxicity concerns. The FDA has not yet publically released this new data.

Going forward, the Company intends to work with the FDA and the food processing industry to collect or develop the additional data and information necessary to address the FDA’s current safety concerns. The Company cannot provide an exact timeline of when it will be able to resubmit an FCN for the use of SDC as a direct food contact processing aid for treating raw poultry.

PURE had previously announced that it had submitted an FCN on October 8, 2014 for the use of SDC to reduce Salmonella, E. coli and Listeria in the processing of produce. Because the FDA is unlikely to approve any new uses of silver in food processing at this time, PURE anticipates that it will receive a similar Deficiency Letter from the FDA regarding the use of SDC in the processing of produce. If the Company does receive such a notification, it intends to similarly withdraw that FCN until it can provide the FDA with the additional data and information necessary to address the FDA’s concerns.

— Continued —

Hank R. Lambert, CEO of PURE said, “We are surprised and deeply disappointed in the need to withdraw our FCN and to delay our commercialization efforts into this new market for SDC. However, going forward we intend to work with the FDA and members of the food processing industry to address the FDA’s request for additional data regarding exposure levels and the use of silver in food processing. Our confidence in SDC is not diminished. Given what we have learned from our earlier test results demonstrating SDC’s ability to significantly reduce or eliminate pathogen levels in poultry and produce, our dedication does not waiver to drive SDC as a unique food safety solution into the food processing market.” Lambert continued, “While we gather this data, we are continuing to aggressively commercialize our EPA registered PURE® Hard Surface disinfectant for use in the food service and food processing industries.”

About PURE Bioscience, Inc.

PURE Bioscience, Inc. is focused on developing and commercializing our proprietary antimicrobial products primarily in the food safety arena — providing solutions to the health and environmental challenges of pathogen and hygienic control. Our technology platform is based on patented stabilized ionic silver, and our initial products contain silver dihydrogen citrate, or SDC. SDC is a broad-spectrum, non-toxic antimicrobial agent, which offers 24-hour residual protection and formulates well with other compounds. As a platform technology, SDC is distinguished from existing products in the marketplace because of its superior efficacy, reduced toxicity and the inability of bacteria to form a resistance to it. PURE is headquartered in El Cajon, California (San Diego metropolitan area). Additional information on PURE is available at www.purebio.com.

Forward-looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s cash position and liquidity requirements; the Company’s failure to implement or otherwise achieve the benefits of its proposed business initiatives and plans; acceptance of the Company’s current and future products and services in the marketplace, including acceptance of the Company’s PURE® Hard Surface disinfectant by SUBWAY® franchisees; the ability of the Company to develop effective new products and receive regulatory approvals of such products; competitive factors; dependence upon third-party vendors, including to manufacture its products; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission, including our annual report on Form 10-K filed October 28, 2014. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Company Contact:

Peter C. Wulff, CFO & COO	Terri MacInnis, VP of IR	Tom Hemingway
PURE Bioscience, Inc.	Bibicoff + MacInnis, Inc.	Redwood Investment Group
619-596-8600 ext.111	818-379-8500	714-978-4425
pwulff@purebio.com	terri@bibimac.com	tomh@redwoodfin.com